UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Braemar Hotels and Resorts Inc.
(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC
Blackwells Onshore I LLC
Jason Aintabi
Michael Cricenti
Jennifer M. Hill
Betsy L. McCoy
Steven J. Pully
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 15, 2024, Blackwells Capital LLC (“Blackwells”) sent a letter to representatives of Braemar Hotels & Resorts, Inc. (the “Corporation”) renewing its demand that the board of directors of the Corporation (the “Board”) immediately investigate potential breaches of fiduciary duty and/or other wrongdoing related to Mr. Bennett’s dealings with The Dallas Express, and imploring the Board to also investigate certain accusations surrounding Ashford Inc.’s employees working for The Dallas Express. A copy of the letter is attached hereto as Exhibit 1. A copy of the letter is also available on Blackwells’ website, www.NoMoreMonty.com.

From time to time, Blackwells and/or the other participants in its solicitation may make certain posts and/or reposts regarding the campaign to their respective social media pages, including each of their X (formerly known as Twitter) pages, Instagram pages and/or YouTube pages. A copy of the posts are attached hereto as Exhibit 2.

IMPORTANT ADDITIONAL INFORMATION

Blackwells, Blackwells Onshore I LLC, Jason Aintabi, Michael Cricenti, Jennifer M. Hill, Betsy L. McCoy and Steven J. Pully (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of the Corporation for the Corporation’s 2024 annual meeting of stockholders. On April 3, 2024, the Participants filed with the Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying WHITE universal proxy card in connection with their solicitation of proxies from the stockholders of the Corporation.

ALL STOCKHOLDERS OF THE CORPORATION ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN THE CORPORATION, BY SECURITY HOLDINGS OR OTHERWISE.

The definitive proxy statement and an accompanying WHITE universal proxy card will be furnished to some or all of the Corporation’s stockholders and are, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, upon request. Requests for copies should be directed to Blackwells.

The Corporation’s board of directors has purported to reject as invalid our nominations to elect each of Blackwells’ nominees and determined that our notice is purportedly non-compliant with the Corporation’s Fifth Amended and Restated Bylaws, as amended (the “Bylaws”) and defective. On March 24, 2024, the Corporation brought suit against each of the Participants, Blackwells Holding Co. LLC, Vandewater Capital Holdings, LLC, Blackwells Asset Management LLC and BW Coinvest Management I LLC in the United States District Court for the Northern District of Texas (the “District Court”), seeking injunctive relief against solicitation of proxies by Blackwells and a declaratory judgment that Blackwells’ nomination is invalid due to Blackwells’ alleged violations of the Bylaws, and, as a result, Blackwells’ slate of purported nominees is invalid and ineligible to stand for election by the Corporation’s stockholders. Ultimately, Blackwells believes the Corporation’s claims have no merit. On April 11, 2024, Blackwells filed a Complaint in the District Court against the Corporation and the Corporation’s directors. Blackwells alleges, among other things, that the Corporation improperly rejected Blackwells’ nomination notice, breached the Bylaws, and violated Section 14(a) of the Securities Exchange Act of 1934 by issuing false and misleading statements and failing to disclose The Dallas Express as a proxy participant. The action filed by the Corporation on March 24, 2024 and the action filed by Blackwells on April 11, 2024 have been consolidated (the “Consolidated Litigation”). The Consolidated Litigation is currently stayed. The outcome of the Consolidated Litigation and any related litigation may affect our ability to deliver proxies submitted to us on the WHITE universal proxy card.

Exhibit 1

Robert Ritchie rritchie@velaw.com

Tel +1.214.220.7823

May 15, 2024

Alex Rose

Executive Vice President, General Counsel and Secretary

Braemar Hotels & Resorts, Inc.

14185 Dallas Parkway, Suite 1200

Dallas, Texas 75254

Richard M. Brand

200 Liberty Street

New York, NY 10281

richard.brand@cwt.com

Via Email

Dear Sirs:

I write on behalf of Blackwells Capital LLC (“Blackwells”), an investment manager and stockholder of record of Braemar Hotels & Resorts, Inc. (NYSE: BHR, BHR-PB, BHR-PD) (the “Company”), to follow up on the letter Blackwells sent the Company on May 2, 2024 (the “May 2 Letter”). The May 2 Letter expressed Blackwells’ concern about the ways in which Braemar Founder and Chairman, Monty Bennett (“Mr. Bennett”), has misused Dallas Express Media (the “Dallas Express”), a purported 501(c)(3) non-profit corporation, for the private benefit of himself and the Company. Having not received a response to our May 2 Letter, Blackwells renews its demand that the Company’s board of directors (the “Board”) immediately investigate the potential breaches of fiduciary duty and/or other wrongdoing related to Mr. Bennett’s dealings with the Dallas Express.

Since the writing of the May 2 Letter, accusations have been brought to our attention that employees of Ashford Inc. have been working directly for the Dallas Express. While the nature of this work has never been publicly disclosed by either the Dallas Express or Ashford Inc, Blackwells’ understanding is that such work has occurred during Ashford Inc.’s regular business hours and that the Dallas Express has not compensated Ashford Inc. for such services. As you know, Mr. Bennett is the founder and chairman of Ashford Inc., the Company, and the Dallas Express. The uncompensated services Ashford Inc. employees have provided to the Dallas Express thus strongly suggests that Mr. Bennett has failed to respect the corporate separateness of these entities, and treated each of his companies as a mere alter ego of his own personal interests.

Vinson & Elkins LLP Attorneys at Law	Trammell Crow Center, 2001 Ross Avenue, Suite 3900
Austin Dallas Dubai Houston London Los Angeles	Dallas, TX 75201-2975
New York Richmond San Francisco Tokyo Washington	Tel +1.214.220.7700 Fax +1.214.220.7716 velaw.com

This possibility is troubling for multiple reasons. For one, as explained in our prior letter, the use of a 501(c)(3) non-profit corporation, such as the Dallas Express, for any private interest, including that of Mr. Bennett, Ashford Inc., or the Company is unlawful. Such conduct subjects the Dallas Express to potential revocation of its status as a 501(c)(3), and places the Company at risk of litigation, distraction, reputational risk, and loss of stockholder confidence related to such an action.1

For another, the Company “rel[ies] on [Ashford Inc.’s subsidiary, Ashford LLC] and its employees for the day-to-day operation of [the Company’s] business.”2 Key employees of Ashford LLC already “face conflicts in allocating their time and resources between [the Company], Ashford, Inc. and Ashford Trust.”3 Thus, as the Company disclosed in its recent Form 10-K, a key risk faced by the Company’s stockholders has long been that the Company “may not receive the necessary support and assistance [it] require[s] or would otherwise receive if [it] were internally managed by persons working exclusively for [the Company].”4 This key risk is only exacerbated by employees of Ashford Inc. further diverting their attention by taking on unlawful and undisclosed positions at the Dallas Express. Blackwells thus calls on the Board to immediately investigate and take steps to put an end to this practice, which is detrimental to stockholder value.

Moreover, although the Company has implicitly conceded the materiality of the divided attention of Ashford Inc. employees, it has failed to disclose that the attention of Ashford Inc. employees has been further diverted through unpaid engagements for the Dallas Express. Blackwells calls upon the Company to promptly investigate these issues and determine whether further disclosure is necessary to avoid potential liability under the federal securities laws and/or scrutiny from the Securities and Exchange Commission.

Finally, the employment of Ashford Inc. employees in the service of the Dallas Express suggests a failure to maintain corporate separateness across Mr. Bennett’s various entities, which could expose stockholders of the Company to liabilities and obligations of the Dallas Express and/or one of Mr. Bennett’s other entities under an alter ego or veil piercing theory.

The Board has a fiduciary duty to oversee the Company’s management and ensure that it is being operated in the best interests of the stockholders as a whole—as opposed to the personal interests of Mr. Bennett. Blackwells thus implores the Board to include these new accusations into their investigation as it is Blackwells’ belief that these new allegations, as well as the concerns expressed in the May 2 letter, create substantial risk of liability, litigation, and reputational harm to both the Company and the Dallas Express.

[1]	See May 2 Letter at 2.
[2]	Braemar Hotels & Resorts Inc., Annual Report on Form 10-K for the fiscal year ending December 31, 2023 at 64 (Mar. 14, 2024), available at https://perma.cc/UVQ9-3K47.
[3]	Id.
[4]	Id.

We have not yet heard from you in response to Blackwells’ May 2 Letter. Please let me know by May 21, 2024, how and when the Board will respond to this letter and the May 2 Letter.

Very truly yours,

/s/ Robert Ritchie
Robert Ritchie

Exhibit 2